Exhibit (n)

GMO TRUST

Plan pursuant to Rule 18f-3 under the

Investment Company Act of 1940

Effective June 1, 1996

As Amended and Restated September 17th, 2026

This Plan (the “Plan”) is adopted by GMO Trust (the “Trust”) pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “Act”) and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created portfolios (“Funds”). This Plan may be revised or amended from time to time as provided below.

The Trust applied for and obtained an exemptive order from the Securities and Exchange Commission pursuant to Sections 6(c) and 17(b) of the Act for an exemption from certain provisions thereof and rules adopted thereunder (the “Exemptive Order”). The Exemptive Order was issued to the Trust and certain affiliated or associated persons on January 13, 2026 under file number 812-15577 and exempted the Trust from Sections 2(a)(32), 5(a)(1), 17(a)(1), 17(a)(2), 18(f)(1), 18(i), 22(d) and 22(e) of the Act and Rule 22c-1 under the Act so that each Fund may offer a class of exchange-traded shares that operates as an exchange-traded fund (an “ETF Class”) and one or more classes of shares that are not exchange-traded (each such class, a “Mutual Fund Class”). A Fund that offers an ETF Class and one or more Mutual Fund Classes in reliance on the Exemptive Order is referred to herein as a “Multi-Class ETF Fund”. Schedule A hereto sets forth each Fund authorized by the Trust’s Board of Trustees to operate as a Multi-Class ETF Fund.

Class Designations

Each Fund of the Trust may from time to time issue one or more of the following classes of shares: Class II Shares, Class III Shares, Class IV Shares, Class V Shares, Class VI Shares, Class VII Shares, Class VIII Shares, Class R6 Shares, Class I Shares, and ETF Class Shares. Each of the classes of shares of any Fund will represent interests in the same portfolio of investments and, except as described herein and differences set forth in the Exemptive Order, shall have the same rights and obligations as each other class of shares. Each class of shares shall be subject to such investment minimums and other eligibility requirements, if any, as are set forth in the Trust’s prospectuses or statements of additional information as from time to time in effect (collectively, the “Prospectus”). The Trust may determine to modify such investment minimums from time to time as set forth in the Prospectus.

Class Eligibility

Eligibility Information for Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares:

With certain exceptions described below, eligibility to purchase Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares depends on the client meeting either (i) a minimum “Total Fund Investment” requirement, which includes only a client’s total investment in a particular Fund, or (ii) a minimum “Total GMO Investment” requirement, which includes the client’s total investment with Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”), in each case as such requirements are set forth in the Prospectus, provided that clients who qualify for investment in Class IV, Class V, Class VI, Class VII or Class VIII shares of a particular Fund as a result of satisfying the minimum Total GMO Investment requirement may also be required to make a minimum investment in such Fund, in such amount as is set forth in the Prospectus.

Determination of Total GMO Investments: A client’s Total GMO Investment will be determined by GMO (i) at the time of the client’s initial investment, (ii) at the close of business on the last business day of each calendar quarter, or (iii) at such other times as may be determined by GMO (each a “Determination Date”).

A client’s Total GMO Investment as of any Determination Date will be determined as of such Determination Date by reference to the criteria set forth in the Prospectus and this Plan, provided that any changes to the definition of Total GMO Investment must be approved by the Trust’s Board of Trustees and provided further that, in the event that the terms of this Plan and the Prospectus conflict, the provisions of this Plan shall apply. For the avoidance of doubt, a determination as to aggregation of client accounts does not constitute a change in the definition of Total GMO Investment.

Aggregation of Accounts. GMO will make all determinations as to which client accounts should be aggregated for purposes of determining eligibility. GMO may, in its sole discretion, determine that an account is part of a larger client relationship with GMO that includes other accounts managed by GMO and its affiliates (including accounts managed for affiliates of the client) and, accordingly, that the account should be aggregated with those other accounts for purposes of determining its eligibility for a particular class of shares of a Fund. When making decisions regarding whether an account should be aggregated with other accounts because they are part of a larger client relationship, GMO considers several factors, including, but not limited to, whether: the accounts are for one or more subsidiaries of the same parent company; the accounts have the same beneficial owner regardless of the legal form of ownership; the registered owner has full discretion over all underlying assets; the investment mandate is the same or substantially similar across the relationship; the asset allocation strategies are substantially similar across the relationship; GMO reports to a single investment board or committee; GMO services the relationship through a single GMO relationship manager; the relationships have substantially similar reporting requirements; and the relationship can be serviced from a single geographic location.

Commitments to Invest. For purposes of calculating a client’s Total Fund Investment or Total GMO Investment on a Determination Date, GMO may determine to include assets that the client has committed to deliver to GMO or its affiliates for management over an agreed upon period of time but that have not been delivered as of the Determination Date.

Waiver of Eligibility Requirements. GMO may, in its sole discretion, waive eligibility requirements of any class (including, but not limited to, other Funds of the Trust and other accounts over which GMO has investment discretion that invest in the Funds; GMO directors, partners, employees, agents, and their family members; the Trustees of the Trust; Trustees of other mutual funds sponsored by GMO; and clients of an investment consultant or similar investment professional with a substantial ongoing business relationship with GMO). GMO may, in its sole discretion, discontinue a waiver previously granted to a shareholder of any class.

Eligibility Information for Class R6 Shares and Class I Shares

Each of Class R6 Shares and Class I Shares are available for purchase by eligible retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit-sharing and money purchase pension plans, defined benefit plans and non-qualified deferred compensation plans), section 529 plans and other omnibus accounts, and other investors whose accounts are maintained by the Funds through a third party platform or intermediary, and by any such additional types of investors, if any, as may be identified in the Prospectus. Investment minimums for Class R6 and Class I Shares, if any, are as set forth in the Prospectus.

Eligibility Information for ETF Class Shares:

ETF Class Shares will be offered by certain Funds approved by the Trustees as reflected on Schedule A, at net asset value, without any front end sales charge or contingent deferred sales charge, only to authorized participants and in aggregations of such number of ETF Class shares as the Trustees may from time to time authorize (a “Creation Unit”), usually in exchange for a basket of securities and/or an amount of cash. Transactions in Creation Units shall be subject to such creation and redemption transaction fees, including standard and variable fees, as are described in the Prospectus. To be eligible to place orders with the principal underwriter of an ETF Class and to create a Creation Unit, an entity must have executed an agreement with the principal underwriter of the ETF Class with respect to creations and redemptions of Creation Units. Additional eligibility requirements may be specified in the Prospectus. Individual ETF Class Shares of a Fund are generally only available for purchase and sale in the secondary market (i.e., on a national securities exchange) through a broker or dealer at market prices. Other transactions in ETF Class Shares by other investors may be permitted if consistent with Rule 6c-11(a)(2) or if otherwise permitted by applicable law.

Class Characteristics

Class-Specific Fees. The sole economic differences among the classes is the level of Service Fees, Sub-Transfer Agency Fees and Distribution Service Fees (each as defined below), if any, borne by each class. “Service Fees” are fees paid to GMO for direct and indirect shareholder services, reporting, and other support (“Services”). The Services GMO provides, which may vary by Class and investor, include, without limitation, shareholder services provided to investors or their consultants/agents in Shares of the Funds, professional and informative reporting, access to analysis and explanations of Fund reports, maintenance of shareholder accounts, maintenance, coordination, support and other services related to financial intermediaries, authorized participants (for ETF Class), and other third parties, as applicable for each Class, that invest or facilitate (on behalf of their clients) investments in Shares of that Class and/or services related thereto. The differences in the Service Fee for each class generally reflects the Services provided to each class and the eligibility criteria (i.e. minimum level of investment) applicable to each class described above. “Sub-Transfer Agency Fees” are fees charged by (and paid to) third party intermediaries that maintain accounts through which investors may purchase shares of a Fund (“Intermediaries”) for sub-transfer agency, recordkeeping and other administrative services provided by the Intermediaries with respect to such accounts and investors (“Sub-Transfer Agency Services”). “Distribution Service Fees” are fees paid pursuant to a plan (the “Distribution Plan”) adopted pursuant to Rule 12b-1 under the Act (directly or indirectly) to the Funds’ distributor(s) or other financial intermediaries.

Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares:

Service Fees. Each Class is subject to the Service Fee for Services provided by GMO. The differences in the Service Fees for these Classes generally reflects the fact that, as the size of a client relationship increases, the cost to service that client decreases as a percentage of the client’s assets managed by GMO and its affiliates. Thus, the Service Fee generally is lower for Classes requiring greater minimum investments.

Sub-Transfer Agency Fees. Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares are not subject to the payment of Sub-Transfer Agency Fees.

Distribution Services (12b-1) Fees. Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares do not pay distribution service fees.

Exchange and Conversion Features.

As described in “Class Eligibility” above, in determining whether a client is eligible to purchase Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares, GMO considers each client’s Total Fund Investment and Total GMO Investment on each Determination Date. Based on that determination, and subject to the following, each client’s shares of a Fund eligible for conversion will be converted to the class of shares of that Fund (other than ETF Class Shares) with the lowest Service Fee for which the client satisfies all minimum investment requirements (or, to the extent the client already holds shares of that class, the client will remain in that class). With respect to any Fund:

(i)	If a client satisfies all minimum investment requirements for a class of shares then being offered that bears a lower Service Fee than the class held by the client on the Determination Date (generally at the close of business on the last business day of each calendar quarter), the client’s shares eligible for conversion will be automatically converted to that class within the period of time following the Determination Date specified in the Prospectus.

(ii)	If a client no longer satisfies all minimum investment requirements (or GMO discontinues a waiver of the eligibility requirements) for the class of shares of a Fund held by the client on the last Determination Date of a calendar year (generally at the close of business on the last business day of the calendar year), except as noted below, the Fund will convert the client’s shares to the class it is then offering bearing the lowest Service Fee for which the client satisfies all minimum investment requirements (and which class will typically bear a higher Service Fee than the class then held by the client). For purposes of conversions between classes, a class of shares that has no shares outstanding as of the relevant Determination Date will not be considered a class of shares then being offered by a Fund, unless otherwise determined by GMO. If a client no longer satisfies all minimum investment requirements for any class of shares of a Fund being offered as of the last Determination Date of a calendar year, the Fund will convert the client’s shares to the class of that Fund then being offered bearing the highest Service Fee. Notwithstanding the foregoing, a client’s shares will not be converted to a class of shares bearing a higher Service Fee without at least 15 calendar days’ (or such shorter or longer period as may be specified in the Prospectus) prior notification by the Fund. In addition, as described in the Prospectus, if the client makes an additional investment or the value of the client’s shares otherwise increases prior to the end of the notice period so as to satisfy all minimum investment requirements for the client’s current class of shares, the client will remain in the class of shares then held by the client. Solely for the purpose of determining whether a client has satisfied the minimum investment requirements for a client’s current class of shares, the value of the client’s shares is considered to be the greater of (A) the value of the client’s shares on the relevant Determination Date, (B) the value of the client’s shares on the date that GMO reassesses the value of the client’s account for the purpose of sending notice of a proposed conversion, or (C) the value of the client’s shares immediately prior to the date when the conversion would take place. In addition, if the client is not able to make an additional investment in a Fund solely because the Fund is closed to new investment or is capacity constrained, the class of shares then held by the client will not be converted unless GMO approves reopening the Fund to permit the client to make an additional investment. Any conversion of a client’s shares to a class of shares bearing a higher Service Fee generally will occur within the period of time following the last Determination Date of a calendar year specified in the Prospectus.

Notwithstanding anything to the contrary in clause (ii) above, if a client no longer satisfies all minimum investment requirements for the class of shares of a Fund held by the client as of any date, the Fund at any time without notice may convert the client’s shares to the class it is then offering (other than ETF Class Shares) bearing the lowest Service Fee for which the client satisfies all minimum investment requirements (or, if the Fund has no such class, the class of that Fund (other than ETF Class Shares) bearing the highest Service Fee) if:

●	GMO believes the client has engaged in an abusive pattern of investments or redemptions (e.g., a large investment just before a Determination Date and a redemption immediately after the Determination Date); or

●	The client fails to meet the applicable Total Fund Investment or Total GMO Investment minimums by the time specified in the client’s commitment letter; or

●	The total expense ratio borne by client immediately following the conversion is equal to or less than the total expense ratio borne by client immediately before the conversion (after giving effect to any applicable fee and expense waivers or reimbursements).

Shareholders holding Class II, Class III, Class IV, Class V, Class VI, Class VII or Class VIII Shares of a Multi-Class ETF Fund (each, for purposes of this paragraph, a “Mutual Fund Class”) may exchange such shares into ETF Class Shares of the same Multi-Class ETF Fund, subject to any conditions/limitations described in the Prospectus, provided that: (i) the Mutual Fund Class and ETF Class declare and distribute dividends on the same schedule (e.g., monthly, quarterly annually), it being understood that the Mutual Fund Class and ETF Class may declare dividends on different days, as described in the Prospectus and consistent with the Exemptive Order; and (ii) following the exchange, the shareholder will hold ETF Class Shares through an eligible brokerage account. The Multi-Class ETF Fund may charge an administrative fee to process such exchange transactions, in accordance with Rule 11a-3 under the Act.

Special Rules for Shareholders of Accounts Since May 31, 1996. Certain special rules will be applied by GMO with respect to clients for whom GMO managed assets prior to the creation of multiple classes on May 31, 1996. Any client that has been a continuous shareholder of GMO International Equity Fund since May 31, 1996 (prior to the issuance of multiple classes of shares) will be eligible indefinitely to remain invested in Class III shares of that Fund.

Notwithstanding the foregoing special rules applicable to clients owning shares of the Funds on May 31, 1996, such clients shall always be eligible to remain in and/or be converted to any class of shares of the relevant Fund with a lower Service Fee that the client would be eligible to purchase pursuant to the eligibility requirements set forth elsewhere in this Plan or in the Prospectus.

Class I Shares:

Service Fees. Class I Shares are subject to the Service Fee for Services provided to the class by GMO.

Sub-Transfer Agency Fees. Class I Shares are subject to payment of Sub-Transfer Agency Fees for Sub-Transfer Agency Services provided by Intermediaries. The aggregate amount of Sub-Transfer Agency Fees payable to Intermediaries by holders of Class I Shares of a Fund during any one year will not exceed 0.15% of the Fund’s average daily net assets attributable to Class I Shares.

Distribution Services (12b-1) Fees. Class I Shares do not pay distribution service fees.

Exchange and Conversion Features. An Intermediary holding Class I Shares of a Fund may exchange Class I Shares for Class R6 Shares of the Fund if the Intermediary does not charge Sub-Transfer-Agency Fees for Sub-Transfer Agency Services provided to holders of Class R6 Shares of the Fund.

An Intermediary holding Class I Shares of a Multi-Class ETF Fund may exchange such shares into ETF Class Shares of the same Multi-Class ETF Fund, subject to any conditions/limitations described in the Prospectus, provided that: (i) Class I and ETF Class declare and distribute dividends on the same schedule (e.g., monthly, quarterly annually), it being understood that the Mutual Fund Class and ETF Class may declare dividends on different days, as described in the Prospectus and consistent with the Exemptive Order; (ii) following the exchange, the Intermediary will hold ETF Class Shares through an eligible brokerage account; and (iii) the Intermediary does not charge Sub-Transfer-Agency Fees for services provided to holders of ETF Class Shares of the Fund. The Multi-Class ETF Fund may charge an administrative fee to process such exchange transactions, in accordance with Rule 11a-3 under the Act.

Holders of Class I Shares are not otherwise eligible to exchange their Class I Shares for any other class of shares offered by the Trust and have no conversion rights.

Class R6 Shares:

Service Fees. Class R6 Shares are subject to the Service Fee for Services provided to the class by GMO.

Sub-Transfer Agency Fees. Class R6 Shares are not subject to payment of Sub-Transfer Agency Fees.

Distribution Services (12b-1) Fees. Class R6 Shares do not pay distribution service fees

Exchange and Conversion Features. An Intermediary holding Class R6 Shares of a Multi-Class ETF Fund may exchange such shares into ETF Class Shares of the same Multi-Class ETF Fund, subject to any conditions/limitations in the Prospectus, provided that: (i) Class R6 and ETF Class declare and distribute dividends on the same schedule (e.g., monthly, quarterly annually), it being understood that Class R6 and ETF Class may declare dividends on different days, as described in the Prospectus and consistent with the Exemptive Order; and (ii) following the exchange, the Intermediary will hold ETF Class Shares through an eligible brokerage account. The Multi-class ETF Fund may charge an administrative fee to process such exchange transactions, in accordance with Rule 11a-3 under the Act.

Holders of Class R6 Shares are not otherwise eligible to exchange their Class R6 Shares for any other class of shares offered by the Trust and have no conversion rights.

ETF Class Shares:

Service Fees. ETF Class Shares are subject to the Service Fee for Services provided to the class by GMO.

Sub-Transfer Agency Fees. ETF Class Shares are not subject to payment of Sub-Transfer Agency Fees.

Distribution Services (12b-1) Fees. ETF Class Shares are permitted to pay Distribution Service Fees to the extent set forth in the Prospectus. ETF Class Shares also bear any costs associated with obtaining ETF Class shareholder approval of the Distribution Plan (or an amendment to the Distribution Plan). Pursuant to the Distribution Plan, ETF Class Shares may pay up to 0.25% of the relevant Fund’s average daily net assets attributable to the ETF Class Shares. Amounts payable under the Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the Prospectus as from time to time in effect.

Exchange and Conversion Features. ETF Class shares of a Multi-Class ETF Fund may not be exchanged or converted into Mutual Fund Class shares of the Multi-Class ETF Fund or another Fund, except that, when an ETF Class is terminated or where a Multi-Class ETF Fund merges into a Fund with no ETF Class, the ETF Class shares will be automatically converted to Mutual Fund Class shares of the same Multi-Class ETF Fund or, in the case of a merger, the Fund into which the Multi-Class ETF Fund will be merged.

Allocations to Each Class

Expense Allocations:

Service Fees payable by the Trust shall be allocated, to the extent practicable, on a class-by-class basis. All Sub-Transfer Agency Fees payable by Class I Shares to Intermediaries shall be allocated exclusively to Class I Shares. All distribution services fees payable by ETF Class Shares pursuant to the Distribution Plan shall be allocated exclusively to ETF Class Shares. Subject to the approval of the Trust’s Board of Trustees, including a majority of the independent Trustees, the following “Class Expenses” may (if such expense is properly and practicably assessable at the class level) in the future be allocated on a class-by-class basis: (a) transfer agency costs attributable to each class, (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class, (c) SEC registration fees incurred with respect to a specific class, (d) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (e) the expenses of personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Trust), (f) litigation and other legal expenses relating to a specific class of shares, (g) Trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares, (h) accounting and consulting expenses relating to a specific class of shares, (i) any fees imposed pursuant to a Rule 12b-1 or a non-Rule 12b-1 shareholder service or support plan that relate to a specific class of shares, (j) exchange listing fees relating to a specific class, and (k) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

All expenses not now or hereafter designated as Class Expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

However, notwithstanding the above, a Fund may allocate all expenses other than Class Expenses on the basis of any methodology permitted by Rule 18f-3(c) under the Act, provided, however, that until such time as this Plan is amended with respect to the Fund’s allocation methodology, the Fund will allocate all expenses other than Class Expenses on the basis of relative net assets.

Waivers and Reimbursements:

GMO, the Fund’s Distributor or an Intermediary may choose to waive or reimburse all or any portion of the Service Fees, Sub-Transfer Agency Fees, or any other Class Expenses on a voluntary or temporary basis.

Income, Gain and Loss Allocations:

Except as otherwise provided herein, income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

Each Fund may allocate income and realized and unrealized capital gains and losses to each share based on any methodology permitted by Rule 18f-3(c) under the Act, consistent with the provisions set forth in “Expense Allocations” above.

Exchanges and Conversions

Shares of one class will always exchange or convert into shares of another class on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee or other charge unless otherwise provided herein, and in a manner that is consistent with the provisions of Rule 18f-3, as that Rule may be amended from time to time, the Exemptive Order (for conversions involving ETF Class Shares) and the restrictions, rights and conditions set forth in the Prospectus. For U.S. federal income tax purposes, the exchange or conversion of a client’s investment from one class of shares to another generally should not result in the recognition of gain or loss in the shares that are exchanged or converted. Thus, in general, the client’s tax basis in the new class of shares immediately after the exchange or conversion should equal its tax basis in the exchanged or converted shares immediately before the conversion, and the holding period of the new class of shares should include the holding period of the exchanged or converted shares. The exchange or conversion of shares from one class to another class of shares may be suspended if the exchange or conversion would constitute a taxable event under current federal income tax law.

Redemptions at the Option of the Trust

Notwithstanding anything to the contrary in this Plan, pursuant to Article VI, Section 4 of the Trust’s Amended and Restated Agreement and Declaration of Trust, the Trust has the unilateral right to redeem Fund shares held by any shareholder of the Trust at any time (i) if at such time such shareholder owns shares of any Fund or a class of shares of any Fund having an aggregate net asset value of less than a minimum amount determined from time to time by the Trustees, (ii) to the extent that such shareholder owns shares of any Fund or a class of shares of any Fund equal to or in excess of a maximum percentage of the outstanding shares of the Fund or the class of shares of the Fund determined from time to time by the Trustees, or (iii) as a means of satisfying legal obligations of the Trust in respect of a withholding tax and related interest, penalty and similar changes, including, but not limited to, obligations occasioned by the failure of a shareholder to provide any documentation requested by the Trust or its agent.

Dividends

The classes of a Fund may declare dividends on different days, as described in the Prospectus and consistent with the Exemptive Order, and when doing so and in those circumstances required by the Exemptive Order, an Allocation Ratio and Asset Adjustment, as specified in the Exemptive Order, will be used to allocate income, realized capital gains and losses, and unrealized appreciation and depreciation among the classes of a Fund. Except for any applicable Service Fee, Sub-Transfer Agency Fee payments, or Class Expenses relating to a class (each of which shall be borne exclusively by that class) or differences in dividend declaration and record dates as described in the Exemptive Order, dividends paid to each class of shares of a Fund will be determined in the same manner for each class of a Fund.

Voting Rights

Each share of the Trust entitles the shareholder of record to one vote. Each class of shares of the Trust will vote separately as a class on matters for which class voting is required under applicable law.

Review by Trustees

The Trustees will evaluate the Plan at such times as the Trustees determine to be necessary or appropriate. With respect to each Multi-Class ETF Fund, the Trustees will periodically, but in no case less frequently than annually, find that the Plan continues to be in the best interests of each Mutual Fund Class and the ETF Class individually and of the Multi-Class ETF Fund as a whole. The evaluation of a Multi-Class ETF Fund structure by the Trustees under the terms and conditions of the Exemptive Order does not impact the evaluation by the Trustees of a Fund that is not a Multi-Class ETF Fund and that is operating under Rule 18f-3 and this Plan.

Amendments

The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.

Adopted this 17th day of September, 2026

By:	/s/ Douglas Y Charton
	Name:	Douglas Y Charton
	Title:	Clerk

SCHEDULE A

MULTI-CLASS ETF FUNDS

GMO International Equity Fund

12